Exhibit 10.54

EMPLOYMENT AGREEMENT
BETWEEN
HAMPSHIRE GROUP, LIMITED
AND
ERIC PRENGEL

THIS AGREEMENT is made and entered into as of the 12th day of October, 2010 by and between Hampshire Designers, Inc., a Delaware corporation, with offices at 114 W. 41st Street, New York, New York 10036 (“Hampshire” or the “Company”), and Eric Prengel, an individual residing at 7 Fairfield Avenue, Port Washington, New York 11050 (“Prengel”).

WHEREAS, Hampshire desires for Prengel to assume the role of President of Hampshire Brands, the men’s division of Hampshire (“Brands”); and

WHEREAS, Prengel desires to become President of Brands upon the terms and conditions stated in this Agreement.

NOW THEREFORE, in consideration of the premises, mutual covenants, conditions and promises in this Agreement, the parties hereto agree as follows:

1.         Employment.  Subject to the terms and conditions contained herein,  Prengel will serve as President of Brands and, in such capacity, will report directly to the Chief Executive Officer of Hampshire Group, Limited, the parent company of Hampshire, or such other officer or employee as may be designated by the Chief Executive Officer from time to time, and will be responsible for such things as (i) providing high-level, executive guidance and direction for Brands, (ii) managing Brands’ labels to ensure marketing efforts are in sync with long-term business and financial objectives, (iii) creating and managing monthly and annual budgets, (iv) analyzing and communicating variances to budgets and making business adjustments throughout the year based on budget and sales targets, (v) managing inventory, (vi) creating and sustaining an environment that maximizes Brands’ design efforts, (vii) communicating divisional concerns to corporate officers and (viii) overseeing all Brands’ operations to ensure execution of the business plan.  The parties agree that this list of responsibilities is for illustrative purposes only and is subject to change.

2.         Term.  The terms of this Agreement shall apply from October 12, 2010 until December 31, 2011 and for each year thereafter unless sooner terminated as herein provided.

3.         Salary.  As compensation for his services, Prengel will be paid a base salary of Three Hundred Thousand Dollars ($300,000.00) per annum, payable in accordance with the Company’s customary payroll practices less appropriate withholdings and deductions required by law.

4.         Incentive Compensation.   Commencing with the calendar year ended December 31, 2011, Prengel will be entitled to participate in the then effective incentive compensation plans in which other senior executives of the Company participate.  All payments made pursuant to this Paragraph 4 shall be made in accordance with the Company’s customary payroll practices less appropriate withholdings and deductions required by law.

5.         Benefits.   Prengel shall be entitled to participate in Company insurance plans,  pension and other employee benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company.

6.         Termination.

   (A)           The Company may terminate the employment relationship at any time for any reason.  If Prengel’s employment is terminated by the Company for any reason other than for cause (other than by reason of Prengel’s “disability” (within the meaning of the Company’s long-term disability policy)), Prengel shall be paid (i) severance in an amount equal to six months of his then annual base salary, payable pursuant to the Company’s customary payroll practices less appropriate withholdings and deductions required by law and (ii)  a pro rata portion of any annual bonus he would otherwise have been entitled to receive under Paragraph 4 hereof, less appropriate withholdings and deductions required by law; such pro rata amount will be paid after year end in accordance with the Company’s customary payroll practices and will be calculated by multiplying the annual bonus he would otherwise have been entitled to receive under Paragraph 4 hereof by a fraction, the numerator of which is the number of completed full months in the current fiscal year through the date of termination (by way of example, if Prengel is terminated on August 16, the numerator will be seven) and the denominator of which is 12.  Prengel will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination.  If the Company terminates the employment for cause, Prengel will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  Notwithstanding the payment provisions described above, to the extent required to fall within the “short-term deferal” exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), all amounts payable under this paragraph shall be paid on or prior to March 14 of the calendar year immediately following the calendar year in which such termination occurs

For purposes of this Agreement, "cause" for termination shall exist only if Prengel (i) breaches his fiduciary duty of loyalty owed to the company, (ii) is convicted of a felony, (iii) commits willful misconduct involving acts of moral turpitude, (iv) materially breaches this Agreement, (v) materially fails to follow a written instruction of a superior or (vi) in carrying out his duties and responsibilities, is guilty of gross neglect or gross misconduct.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit in this Section 6(A) (collectively, the “Severance Benefits”) shall be conditioned upon Prengel’s execution, delivery to the Company, and non-revocation of a release of claims provided by the Company (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the date of Prengel’s termination of employment hereunder.  If Prengel fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Prengel shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Prengel’s termination of employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Prengel according to the applicable schedule set forth herein.

   (B)            Prengel may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination.  In the event of termination of Prengel’s employment under this Paragraph 6(B), he shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  In addition, during such three (3) month notice period, the Company may, in its sole and absolute discretion, prohibit Prengel from entering the premises of the Company for all or any portion of such notice period (which in no event shall be treated as a termination by the Company without cause), provided that the Company shall continue to pay to Prengel his then base salary and continue benefits provided pursuant to Paragraph 5 above for the duration of the notice period.

7.           Covenants of Prengel.

(A)           At any time during and after Prengel’s employment hereunder, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Prengel shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Prengel shall not disclose to or use for the benefit of any third party any Confidential Information.

(B)           At any time during and after Prengel’s employment hereunder and during the one (1) year period immediately following any termination of such employment for any reason, Prengel shall not, directly or indirectly, for his own account or for the account of any other individual or entity, engage in Interfering Activities.

(C)           For purposes of this Agreement:

(1) “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or subsidiaries, or (ii) that the Company or any of its affiliates or subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates or subsidiaries, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Prengel of this Paragraph 7.

(2)  “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by the Company or any of its affiliates or subsidiaries to terminate such individual’s employment with the Company or any of its affiliates or subsidiaries, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of the Company or any of its affiliates or subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and the Company or any of its affiliates or subsidiaries.

(D)           Prengel acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders him special and unique within the Company’s industry, and that he will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, Prengel acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 7 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company and its affiliates and subsidiaries.

(E)             Prengel expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 7 may result in substantial, continuing and irreparable injury to the Company.  Therefore, Prengel hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

8.           Independence; Severability.  Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

9.           Entire Agreement.  This Agreement contains the entire understanding of the Company and Prengel with respect to compensation of Prengel and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

10.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.

HAMPSHIRE DESIGNERS, INC.

By:	/s/ Heath L. Golden
Name: Heath L. Golden
Title: Chairman

/s/ Eric Prengel
Eric Prengel

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